SUBADVISORY AGREEMENT

TEMPLETON GLOBAL INVESTMENT TRUST

(on behalf of Templeton Emerging Markets Balanced Fund)

            THIS SUBADVISORY AGREEMENT made as of the 17th day of May, 2011, and amended as of May 1, 2013 and November 1, 2014, by and between TEMPLETON ASSET MANAGEMENT LTD., a Singapore corporation (hereinafter called "TAML"), and FRANKLIN ADVISERS, INC., a California corporation (hereinafter called “FAI”).

W I T N E S S E T H

            WHEREAS, TAML and FAI are each registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

            WHEREAS, TAML has been retained to render investment advisory services to Templeton Emerging Markets Balanced Fund (the "Fund"), a series of Templeton Global Investment Trust (the "Trust"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

            WHEREAS, TAML desires to retain FAI to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FAI is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         TAML hereby retains FAI and FAI hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                        (a)       Subject to the overall policies, control, direction and review of the Trust’s Board of Trustees (the "Board") and to the instructions and supervision of TAML, FAI will provide a continuous investment program for the Fund with respect to that portion of the Fund’s assets designated by TAML, including allocation of the Fund's assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund.  So long as the Board and TAML determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FAI, and subject to paragraph (b) below, FAI will, with respect to the portion of the Fund’s assets over which it has been given responsibility, determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund.

                        (b)       In performing these services, FAI shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust's Declaration of Trust, and to the investment guidelines most recently established by TAML and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

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 (c)         Unless otherwise instructed by TAML or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TAML or by the Board, FAI shall report daily all transactions effected by FAI on behalf of the Fund to TAML and to other entities as reasonably directed by TAML or the Board.

                        (d)       FAI shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  FAI shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (e)       In carrying out its duties hereunder, FAI shall comply with all reasonable instructions of the Fund or TAML in connection therewith.  Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FAI.

            2.         In performing the services described above, FAI shall use its best efforts to obtain for the Fund the most favorable price and execution available.  Subject to prior authorization of appropriate policies and procedures by the Board, FAI may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker.  To the extent authorized by applicable law, FAI shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

            3.         (a)       FAI shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TAML or the Fund in any way, or in any way be deemed an agent for TAML or the Fund.

                        (b)       It is understood that the services provided by FAI are not to be deemed exclusive.  TAML acknowledges that FAI may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act ("Clients"), which may invest in the same type of securities as the Fund.  TAML agrees that FAI may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

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            4.         FAI agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            5.         TAML has furnished or will furnish to FAI as soon as available copies properly certified or authenticated of each of the following documents:

                        (a)       the Trust’s Trust Instrument dated December 21, 1993, and any other organizational documents and all amendments thereto or restatements thereof;

                        (b)       resolutions of the Trust’s Board of Trustees authorizing the appointment of FAI and approving this Agreement;

                        (c)       the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

                        (d)       the Trust's current Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

                        (e)       the Fund's most recent Prospectus and Statement of Additional Information; and

                        (f)        the Investment Advisory Agreement between the Fund and TAML.

TAML will furnish FAI with copies of all amendments of or supplements to the foregoing documents.

            6.         FAI will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FAI may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            7.         (a)       TAML shall pay a monthly fee in cash to FAI at an annual rate of 50% of the net investment advisory fee payable by the Fund to TAML (the “Net Investment Advisory Fee”), calculated daily.

            For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to TAML shall equal (i) 96% of an amount equal to the total investment management fees payable to TAML, minus any Fund fees and/or expenses waived or reimbursed by TAML, minus (ii) any fees payable by TAML to Franklin Templeton Services, LLC for fund administrative services.

            The fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by FAI during the preceding month.  The subadvisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by TAML relating to the previous month.

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                        (b)       If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            8.         Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

            9.         (a)       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FAI, neither FAI nor any of its directors, officers, employees or affiliates shall be subject to liability to TAML or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)       Notwithstanding paragraph 9(a), to the extent that TAML is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by FAI pursuant to authority delegated as described in Paragraph 1(a), FAI shall indemnify and save TAML and each of its affiliates, officers, directors and employees (each an "Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

                        (c)       No provision of this Agreement shall be construed to protect any director or officer of TAML or FAI, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

            10.       During the term of this Agreement, FAI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and TAML will be responsible for all of their respective expenses and liabilities.

            11.       This Agreement shall be effective as of the date given above, and shall continue in effect until April 30, 2013.  It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

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            12.       This Agreement may be terminated at (i) any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon written notice to FAI, and (ii) by TAML or FAI upon written notice to the other party.

            13.       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between TAML and the Fund.

            14.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FAI hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request.  FAI further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            15.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            16.       The terms "majority of the outstanding voting securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            17.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

TEMPLETON ASSET MANAGEMENT LTD.

By: /s/GREGORY E. MCGOWAN

            Gregory E. McGowan

Title:   Director

FRANKLIN ADVISERS, INC.

By: /s/EDWARD B. JAMIESON

            Edward B. Jamieson

Title:   President and Chief Investment Officer

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